EXHIBIT 5  --  OPINION AND CONSENT OF THOMAS C. COOK, ESQ.

                 [THOMAS C. COOK AND ASSOCIATES LETTERHEAD]

                                           October 22, 2001

eCom Corporation
2078 Prospecter Avenue
Park City, UT  84060

Re:  Registration Statement on Form S-4

Ladies/Gentlemen:

We are acting as counsel for eCom Corporation (the "Company"), a Nevada corporation, in connection with the registration by the Company of 4,800,000 shares of the Company's Common Stock, par value $0.001 (the "Shares"), pursuant to the Company's Registration Statement on Form S-4 being filed with the Securities and Exchange Commission (the "Registration Statement"). The Shares and the Rights are to be issued in connection with the issuance of the Shares to shareholders of TTR HP Motorsport Marinesport Racing LLC ("TTR") in exchange for approximately 15% of the outstanding stock of TTR, pursuant to the Stock Purchase Agreement dated as of September 5, 2001 (the "Stock Purchase Agreement") by and among the Company and TTR shareholders.

In connection with rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and other instruments, certificates of officers, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on, and subject to, the foregoing, it is our opinion that:

    1. The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement.

    2. The Shares have been duly authorized and, when issued and delivered to TTR shareholders in accordance with the Stock Purchase Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, to its use as a part of the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

                             Very truly yours,

                             /s/ Thomas C. Cook
                            ---------------------------
                            Thomas C. Cook, Esq.
                            Thomas C. Cook & Associates
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